Exhibit 99.1

September 20, 2020

374Water Inc.

3710 Shannon Rd. #51877

Durham, NC 27717

Attn: Yaacov (Kobe) Nagar, CEO

BINDING LETTER OF INTENT FOR ACQUISITION BY MERGER

Dear Mr. Nagar:

This binding letter of intent sets forth the basic terms of the transaction by which 374Water Inc., a Delaware corporation (“374”) will merge into a newly-formed Delaware corporation (“Sub”) wholly-owned by Powerverde Inc., a Delaware corporation (“Powerverde”), with the Sub as the surviving corporation (the “Merger”). Pursuant to the Merger, 374’s shareholders will receive newly-issued shares of Powerverde stock as set forth below, as a result of which 374’s shareholders will own sixty percent (60%) of Powerverde’s shares upon completion of the Merger.

1.	Closing of the Merger. Closing of the Merger will occur five business days after the satisfaction of all the conditions set forth in Section 3 below; provided, however that the transaction shall be terminated if the conditions are not satisfied by March 31, 2021.

2.	Consideration. As payment and consideration for the Merger, the following will occur:

a.	Powerverde will issue to 374’s shareholders approximately 60 million shares of Powerverde common stock, reflecting a valuation of $15 million based on $.25 per share, while Powerverde’s shareholders will retain approximately 40,000,000 shares with a valuation of $10,000,000. Notwithstanding the foregoing, 374’s shareholders shall be issued sixty percent (60%) of Powerverde’s issued common stock and common stock reserved for issuance under any employee stock option plan.

b.	The respective valuations assume that each company is debt free and the relative number of shares issued 374 shall be adjusted to reflect the elimination of any and all liabilities of Powerverde based upon a share adjustment price of $.25 per share in reduction of such liabilities.

c.	The parties will use their commercially reasonable best efforts to raise in a private placement at or before closing a minimum of $6.25 million to a maximum of $8 million in equity based on a combined company valuation of at least $.25 per share (the “Offering”).

d.	Upon closing of the Merger, Powerverde’s name will be changed to “374Water Inc.” and Yaacov Nagar, the CEO of 374, will become CEO of the post-Merger company (the “Company”).

e.	Upon the closing of the Merger, the parties will take all necessary action such that immediately following the closing, the directors and officers of the Company shall include two directors appointed by 374 and one director appointed by Powerverde.

f.	Upon completion of the Offering, the parties will use their commercially reasonable best efforts to obtain a listing for the Company on the Nasdaq Capital Market with the symbol “374W.”

g.	374 will prepare the audited financial statements required for the Merger under applicable SEC regulations.

h.	On a monthly basis, Powerverde will reimburse 374 for all of its costs and expenses associated with the Offering and the Merger.

3.	Conditions Precedent.

(a)	The obligations of the parties to consummate the Merger are subject to the following conditions:

i.	negotiation and execution of definitive documentation on terms as materially outlined in this letter of intent (collectively, the “Definitive Documents”) which terms shall be satisfactory to the parties and their respective counsel, each acting reasonably and in good faith, which shall include representations, agreements, covenants, conditions and indemnities customary for negotiated corporate acquisitions of this type;

ii.	completion of all necessary governmental filings, receipt of all necessary governmental and third-party approvals and expiration or termination of all applicable governmental waiting periods; and

iii.	Completion of the Offering with at least $6.25M raised, net of all expenses and the payoff of all debts.

(b)	The obligation of Powerverde to consummate the Merger is subject to the following conditions:

i.	approval by the Board of Directors and shareholders of 374, which shall be obtained within 30 days following execution of the Definitive Documents (the “374 Approval”); and

ii.	receipt of all waivers and consents required from third parties for 374 to consummate the Merger on terms reasonably satisfactory to Powerverde.

4.	Publicity. Neither party nor any of its affiliates will make any public announcement concerning this letter of intent, the negotiations between the parties or any other matter relating to the proposed Merger, except pursuant to press releases and SEC filings pre-approved in good faith by both parties or as otherwise required by law.

5.	Access to Information. The parties will continue to allow each other and their respective representatives, counsel, accountants, financial advisors and consultants to have full access to their respective offices, properties and facilities, books, records, financial statements, tax returns and other relevant information pertaining to the parties’ businesses. Each party will maintain the strict confidentiality of any non-public information that it obtains from the other party in accordance with the terms of the Confidentiality Agreement between the parties dated 10/07/2019.

6.	Termination. This letter of intent shall automatically terminate upon the execution of the Definitive Documents, or earlier:

(a)	by the mutual written consent of the parties;

(b)	by either party, acting reasonably and in good faith, if the Definitive Documents have not been executed on or before December 31, 2020;

(c)	by Powerverde, if 374 has materially breached any of its obligations hereunder;

(d)	by 374, if Powerverde has materially breached any of its obligations hereunder.

7.	Expenses. Subject to Powerverde’s obligation to reimburse 374 as described above, each party will bear its own expenses incurred in connection with the investigation, negotiation, documentation and/or the closing of the Merger, including all fees and disbursements of each party’s respective counsel, accountants, financial advisors, finders, and consultants.

8.	Brokers. The parties represent and warrant that there are no brokers, salespersons or finders involved in this transaction. The parties agree to defend, indemnify and hold each other harmless from and against any and all expense, costs, damage or liability (including, without limitation, court costs and actual reasonable attorney fees, in preparation for and at any arbitration proceeding, trial and/or appeal) resulting from the claims for any brokerage fees or similar commissions asserted by brokers, salespersons or finders claiming by, through or under the indemnifying party.

9.	Miscellaneous. This letter of intent (a) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflicts of laws principles of such state; (b) may not be amended or terminated nor may compliance with any provision of this letter of intent be waived except pursuant to a written agreement signed by both parties; and (c) may be signed in counterparts, each of which shall constitute one and the same instrument. The captions used in this letter of intent are for convenience only and shall not affect the interpretation of this letter of intent.

10.	Exclusive Dealing. From the date hereof until October 31, 2020, (a) 374 will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the direct or indirect sale of the equity or assets of 374 and (b) Powerverde will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to a or the merger with or into any other company. If the Definitive Documents have been executed on or before October 31, 2020, the exclusivity obligations set forth in this paragraph shall automatically extend until December 31, 2020.

11.	Legally Binding. This letter of intent is legally binding on the parties hereto. Each party represents and warrants that such party has all requisite authority to execute and deliver this binding letter of intent and to perform all obligations of such party set forth herein or contemplated hereby.

12.	Equitable Relief. Each party agrees that (a) any breach of the obligation to consummate the transactions contemplated by this letter of intent as contemplated hereby will result in irreparable injury to the other party to this letter of intent for which a remedy at law would be inadequate, and (b) in addition to any relief at law that may be available to a party for such breach and regardless of any other provision contained in this letter of intent, each party shall be entitled to injunctive and other equitable relief as a court may grant, without the need to post a bond. This Section 12 shall not be construed to limit a party’s right to obtain equitable relief for other breaches of this letter of intent under general equitable standards

Please confirm your agreement to the foregoing terms and conditions by signing in the space provided below and sending the fully executed letter of intent to me by pdf.

Sincerely,

POWERVERDE INC.

By:	/s/ Richard H. Davis
Richard H. Davis, CEO

9/20/2020

AGREED AND ACCEPTED
this 20th day of September, 2020.

374WATER INC.

By:	/s/ Yaacov Nagar
Yaacov Nagar, CEO

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